For Immediate Release

Contact: Andrew M. O’Shea Chief Financial Officer (860) 298-0444 aoshea@moscowcablecom.com	Or: Barbara Cano Breakstone Group International (646) 452-2334 bcano@breakstone-group.com

Moscow CableCom Corp Announces ComCor-TV

Second Quarter 2005 Operational Progress

New York, July 20, 2005 - Moscow CableCom Corp. (NASDAQ: MOCC) today announced second quarter 2005 operational progress of its wholly-owned subsidiary, ComCor-TV (CCTV), a Russian company that provides broadband communication, information and entertainment services in Moscow under the brand name “AKADO”.

As of June 30, 2005, AKADO's access network reached a total of 225,631 homes and businesses.  This represents an increase of 27,152 homes, or 13.7%, year-to-date, of which 22,387 were activated in the second quarter.  Although new homes passed year-to-date are below the Company’s expected rate of construction, the substantial amount of construction AKADO has completed passes approximately 27,600 additional homes, which AKADO expects will be activated in the third quarter of 2005.  The company continues to design and plan construction in additional administrative regions within Moscow, which is expected to result in an accelerated rate of expansion in the second half of this year.

Terrestrial TV Services

As a result of this expanded access network and its continued marketing efforts, as of June 30, 2005, active subscribers for AKADO's terrestrial TV services totaled 72,495, a 10.8% increase from the December 31, 2004 total of 65,451 and a 19.9% year-on-year increase from June 30, 2004.  Market penetration for terrestrial TV services among homes passed by AKADO’s network was 32.1% as of June 30, 2005, as compared to 33.0% as of December 31, 2004.

Premium Cable TV Services

Active subscribers for AKADO’s premium cable TV services decreased from December 31, 2004 by 11.9% to 6,405 as of June 30, 2005.  However, this represents a year-on-year increase of 14.2% from the June 30, 2004 level.  Market penetration for these premium cable TV services was 2.8% at June 30, 2005, as compared to 3.7% as of December 31, 2004.  AKADO had temporarily reduced its marketing of television services while it prepared to implement a digital platform to provide expanded video product offerings to its customers.  With the arrival of digital platform connection equipment in late June, AKADO began actively marketing its premium television services.  This resulted in the connection of 577 new customers during the last nine days of the quarter, with orders and order flow improving for July installations.

Internet Access Services

AKADO’s active subscriber base for Internet access services increased to 21,104 as of June 30, 2005, which represents an increase of 31.4% since year-end 2004 and a year-on-year increase of 100.6%.  Market penetration for Internet access services increased to 9.4% as of June 30, 2005 from 8.1% as of December 31, 2004.

Warren Mobley, President and Chief Executive Officer, stated, "Regrettably, first half operating statistics do not fully reflect operational progress. However, we are confident that during the second half of this year, the growth in our homes passed network, implementation of digital services and aggressive marketing approaches aimed at accelerating our subscriber growth in existing and newly accessed areas in Moscow will demonstrate in a more evident way both the value and market acceptance of our broadband-based television and Internet access services."

As a result of the above changes in subscriber levels, Moscow CableCom expects second quarter revenues from subscriber services, excluding installation and equipment revenues or the recognition of previously deferred revenues, to total approximately $2,237,000, or a 6.9% increase from service revenues reported for the first quarter of 2005, and an 80.5% increase over the subscriber revenues of $1,239,000 reported in the second quarter of 2004. Year-to-date subscriber fee revenue of $4,330,000 is 85.8% more than the $2,330,000 of such revenues reported for the first six months of 2004.

Subscriber statistics are as follows:

Subscriber Summary - As of June 30, 2005
	Six Months ended June 30, 2005				Six months ended June 30, 2004
	Homes	Active Customers			Homes	Active Customers
	Passed	Terrestrial TV	Premium Cable TV	Internet	Passed	Terrestrial TV	Premium Cable TV	Internet
Beginning of period	198,479	65,451	7,268	16,063	154,786	54,158	3,817	7,980
Net additions/(reductions)	27,152	36,233	(863)	5,041	42,158	6,318	1,791	2,542
End of period	225,631	72,495	6,405	21,104	196,944	60,476	5,608	10,522
Net additions %	13.7%	10.8%	(11.9%)	31.4%	27.2%	11.7%	46.9%	31.9%

About Moscow CableCom

Moscow CableCom Corp (NASDAQ NM: MOCC) is the US-based parent of a Moscow, Russia-based company that provides access to pay-TV and Internet services under the brand name “AKADO”. AKADO is in the process of expanding its hybrid fiber-coaxial network in Moscow to provide residential and business customers with comprehensive broadband services in digital cable TV and radio, and high-speed data transmission and Internet access. The Company has licenses to provide its services to 1.5 million homes and businesses in Moscow, through its proprietary agreements for use of the Moscow Fiber Optic Network (MFON), the largest high-speed transportation network in Moscow.  At present, no other company in Moscow is providing a full range of residential broadband services. For more information on Moscow CableCom Corp. and AKADO, visit: www.moscowcablecom.com and www.akado.ru.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may contain words such as “expects,” “anticipates,” “plans,” believes,” “projects” and words of similar meaning. These statements relate to our future business and financial performance, including AKADO's development, including its ability to attract new subscribers, to continue to expand its network, to achieve positive cash flow and its ability to raise funds for AKADO's development. These statements are based on management's best assessment of Moscow CableCom's and AKADO's strategic and financial position and of future market conditions and trends and involve substantial risks and uncertainties. The actual outcome may differ materially from these statements. Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements, including lack of operating history of AKADO, liquidity difficulties, developments in the marketplace for cable services in Moscow, Russia, technological changes, operating in the Russian Federation, including general economic, political, social and tax conditions and legislative and regulatory matters affecting the cable industry, and changes in generally accepted accounting principles are described in the our Transition Report on Form 10-K for the ten-month period ended December 31, 2004 and other public filings made by us with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. There may be other risks that we have not described that may adversely affect our business and financial condition. We disclaim any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.